EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 on Form S-1 to Form SB-2 and Form S-2 (of which this consent is filed as Exhibit 23.1) pertaining to the Network-1 Security Solutions, Inc. and to the incorporation by reference therein of our report dated March 25, 2008 related to the financial statements of Network-1 Security Solutions, Inc. for the year ended December 31, 2007 and December 31, 2006 included in its Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Radin, Glass & Co., LLP Radin, Glass & Co., LLP New York, New York September 22, 2008